Nelnet Reports Second Quarter 2015 Results

•	GAAP net income $1.54 per share, $1.38 per share excluding adjustments

•	27 percent increase in Tuition Payment Processing and Campus Commerce revenue

•	Repurchased nearly one million shares of Class A common stock

•	Purchased $1.5 billion of FFELP student loans on August 3

LINCOLN, Neb., August 6, 2015-Nelnet (NYSE: NNI) today reported GAAP net income of $70.9 million, or $1.54 per share, for the second quarter of 2015, compared with GAAP net income of $75.0 million, or $1.61 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $63.5 million, or $1.38 per share, for the second quarter of 2015, compared with $70.2 million, or $1.51 per share, for the same period in 2014. The company reported income from derivative market value and foreign currency adjustments of $7.4 million after tax, or $0.16 per share, for the second quarter of 2015, compared with income of $4.8 million after tax, or $0.10 per share, for the second quarter of 2014.

"As a result of our ongoing success, we are in a strong position financially and continue to generate significant cash flow from our portfolio and operations," said Jeff Noordhoek, chief executive officer of Nelnet. "With our focus on delivering long-term value, we deployed capital in the second quarter to repurchase shares and acquire student loan portfolios. We continue to look for additional strategic investments in our core businesses and other opportunities."

Nelnet operates three primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce segments.

As expected, net income decreased for the second quarter of 2015, compared with the same period a year ago, due to decreases in earnings from the company’s Student Loan and Guaranty Servicing segment and investment advisory fees.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial cash flow from its student loan portfolio. For the second quarter of 2015, Nelnet reported net interest income of $105.1 million, compared with $107.7 million for the same period a year ago.  Net interest income included $45.1 million and $43.6 million of fixed rate floor income in the second quarters of 2015 and 2014, respectively. As a result of recent acquisitions of lower margin but longer term consolidation loans, core student loan spread decreased to 1.41 percent for the three months ended June 30, 2015, compared with 1.46 percent for the same period in 2014.

The company intends to use its strong liquidity position to acquire legacy Federal Family Education Loan Program (FFELP) loans and private education loans. The company acquired $1.2 billion of student loans during the second quarter of 2015. As of June 30, 2015, Nelnet’s student loan portfolio was $28.1 billion. On August 3, 2015, Nelnet acquired the residual interests in two securitized student loan trusts, which collectively hold $1.5 billion of FFELP student loans.

Student Loan and Guaranty Servicing

The company was servicing $141.5 billion of loans for 5.8 million borrowers on behalf of the U.S. Department of Education as of June 30, 2015, compared with $123.2 billion of loans for 5.5 million borrowers as of June 30, 2014. Revenue from this contract increased 8 percent to $33.6 million for the second quarter of 2015, up from $31.0 million for the same period a year ago.

The growth in government servicing revenue partially offset the impact of federal legislative changes that reduced the collections revenue earned for guaranty servicing. As a result, total revenue from the Student Loan and Guaranty Servicing segment decreased 4 percent, or $2.6 million, to $63.8 million for the second quarter of 2015, compared with the same period in 2014.

A significant amount of the company's guaranty servicing revenue comes from a single guaranty servicing client. The current term of the contract with this client expires on October 31, 2015. During the second quarter of 2015, the client notified the company of their intent to not renew this contract.

Tuition Payment Processing and Campus Commerce

For the second quarter of 2015, revenue from the Tuition Payment Processing and Campus Commerce segment was $27.7 million, an increase of $5.9 million, or 27 percent, from the same period in 2014. The increase in revenue was primarily driven by the acquisition of RenWeb in June 2014, along with growth in managed tuition payment plans, campus commerce transaction volume, and new school customers.

Other Income

Other income decreased $7.8 million to $7.5 million for the second quarter of 2015, compared with $15.3 million for the same period in 2014. During the three months ended June 30, 2015, investment advisory fees were $0.8 million, compared with $7.0 million for the same period a year ago. Due to improvements in the capital markets, the opportunities to earn performance fees on the sale of student loan asset-backed securities are becoming increasingly limited.

Stock Repurchases

During the six months ended June 30, 2015, the company repurchased a total of 1,174,008 shares of Class A common stock for $51.0 million, including 998,210 shares for $43.1 million during the second quarter.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Tuesday, September 15, 2015, to shareholders of record at the close of business on Tuesday, September 1, 2015.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department of Education to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities, including potential adverse effects on the Company's guaranty servicing contracts; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2015.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income:
Loan interest	$175,835	171,944	175,466	347,779	332,362
Investment interest	1,887	2,205	1,482	4,092	3,461
Total interest income	177,722	174,149	176,948	351,871	335,823
Interest expense:
Interest on bonds and notes payable	72,626	71,554	69,235	144,180	129,239
Net interest income	105,096	102,595	107,713	207,691	206,584
Less provision for loan losses	2,150	2,000	1,500	4,150	4,000
Net interest income after provision for loan losses	102,946	100,595	106,213	203,541	202,584
Other income (expense):
Loan and guaranty servicing revenue	63,833	57,811	66,460	121,644	131,217
Tuition payment processing, school information, and campus commerce revenue	27,686	34,680	21,834	62,366	47,069
Enrollment services revenue	17,161	17,863	20,145	35,024	42,156
Other income	7,504	6,918	15,315	14,422	33,446
Gain on sale of loans and debt repurchases, net	1,515	2,875	18	4,390	57
Derivative settlements, net	(5,442)	(5,215)	(6,214)	(10,657)	(12,443)
Derivative market value and foreign currency adjustments, net	11,944	2,137	7,784	14,081	9,748
Total other income	124,201	117,069	125,342	241,270	251,250
Operating expenses:
Salaries and benefits	58,787	61,050	53,888	119,837	106,372
Cost to provide enrollment services	11,162	11,702	13,311	22,864	27,786
Loan servicing fees	7,420	7,616	7,317	15,036	12,720
Depreciation and amortization	6,501	5,662	5,214	12,163	9,997
Other	31,958	29,198	33,060	61,156	63,284
Total operating expenses	115,828	115,228	112,790	231,056	220,159
Income before income taxes	111,319	102,436	118,765	213,755	233,675
Income tax expense	40,356	37,630	43,078	77,986	83,689
Net income	70,963	64,806	75,687	135,769	149,986
Net income attributable to noncontrolling interest	54	41	693	95	1,206
Net income attributable to Nelnet, Inc.	$70,909	64,765	74,994	135,674	148,780
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.54	1.40	1.61	2.94	3.20
Weighted average common shares outstanding - basic and diluted	45,946,415	46,290,590	46,529,377	46,127,207	46,528,651

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2015	December 31, 2014	June 30, 2014
Assets:
Student loans receivable, net	$28,095,775	28,005,195	29,342,430
Cash, cash equivalents, investments, and notes receivable	428,028	366,190	289,893
Restricted cash and investments	975,673	968,928	960,039
Goodwill and intangible assets, net	163,984	168,782	171,049
Other assets	583,363	589,048	607,611
Total assets	$30,246,823	30,098,143	31,371,022
Liabilities:
Bonds and notes payable	$28,070,423	28,027,350	29,492,560
Other liabilities	370,908	345,115	298,334
Total liabilities	28,441,331	28,372,465	29,790,894
Equity:
Total Nelnet, Inc. shareholders' equity	1,805,192	1,725,448	1,579,742
Noncontrolling interest	300	230	386
Total equity	1,805,492	1,725,678	1,580,128
Total liabilities and equity	$30,246,823	30,098,143	31,371,022

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.